Exhibit 99.2

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT, dated as of [XX], 2022 (this “Agreement”), by and between Vroom, Inc., a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company desires to grant to the Participant restricted stock units (each a “Restricted Stock Unit”) pursuant to its 2022 Inducement Award Plan (as amended, the “Plan”), each Restricted Stock Unit representing the right to receive one (1) share of common stock, $0.001 par value, of the Company (one “Share”) pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

Section 1. Grant of Restricted Stock Units. The Company hereby grants to the Participant, pursuant to the Plan and on the terms and conditions set forth herein, the number of Restricted Stock Units as set forth on Schedule A. The Restricted Stock Units are intended to constitute an “employment inducement award” under Nasdaq Stock Market (“Nasdaq”) Rule 5635(c)(4), and consequently are intended to be exempt from the Nasdaq rules regarding shareholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Restricted Stock Units shall be interpreted in accordance and consistent with such exemption.

Section 2. Vesting; Term of Restricted Stock Units.

2.1 The Restricted Stock Units shall vest as set forth in Schedule A.

2.2 Individual Account. The Restricted Stock Units shall be credited to a separate account established and maintained by the Company for the Participant on the first business day following the date of grant of the Restricted Stock Units (the “Account”). The Restricted Stock Units will be deemed to be invested in Shares only. The Account shall be maintained on the Company’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or Shares.

Section 3. Distribution of Shares Represented by the Restricted Stock Units.

3.1 The Shares represented by Restricted Stock Units will be distributed to the Participant on or as soon as administratively practicable following the date such Restricted Stock Units vest and, in any event, within sixty (60) days following such vesting (the “Distribution Date”) and certificates representing those Shares will be delivered to the Participant as soon as practicable thereafter.

3.2 If any distribution of Shares represented by the Restricted Stock Units consists of a fractional Share, then in lieu of distributing a fractional Share, the Company shall distribute cash to the Participant equal in value to the Fair Market Value of the fractional Share on the Distribution Date.

Section 4. Withholding Taxes.

4.1 The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. At any time that taxes are required to be withheld in connection with a distribution of Shares on a Distribution Date, the Company may, in its discretion, withhold Shares that would otherwise be distributed to the Participant (rounded down to the nearest whole share) up to an amount that is equal, based on the Fair Market Value of the Shares on the Distribution Date, to the maximum amount of the federal, state, local, and foreign income and/or employment taxes required, in the Company’s sole judgment, to be collected or withheld with respect to such distribution.

4.2 [In satisfaction of any tax withholding obligations and in accordance with the Participant’s election included in Schedule A (the “Sell to Cover Election”), the Participant has irrevocably elected to sell the portion of the Shares to be delivered under the Restricted Stock Units necessary so as to satisfy the tax withholding obligations and shall execute any letter of instruction or agreement required by the Company’s transfer agent (together with any other party the Company determines necessary to execute the Sell to Cover Election, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.]1

4.3 With respect to any required withholding that is not satisfied pursuant to Section 4.1 [or 4.2] above (e.g., an amount represented by a fractional Share), the Company shall require the Participant to remit a cash payment to the Company, deduct such amount from the Participant’s payroll, or shall satisfy such withholding obligation by any other means permitted under the Plan.

Section 5. Transferability.

5.1 Upon the settlement of the Restricted Stock Units, a certificate evidencing the Shares shall be issued by the Company in the Participant’s name pursuant to which the Participant shall have voting and dividend rights unless and until the Shares are canceled or forfeited pursuant to the provisions of this Agreement.

[1]	To be included for individuals who elect to sell shares to cover applicable tax withholding.

5.2 Prohibited Transfers. The Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the law of descent and distribution, unless and until the Shares underlying the Restricted Stock Units have been issued, and all restrictions applicable to such Shares have lapsed. No Restricted Stock Units or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the Restricted Stock Units may be transferred to Permitted Transferees, pursuant to any such conditions and procedures the Administrator may require.

Section 6. Rights in Shares Before Delivery. No person shall have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, unless and until Shares are distributed pursuant to Section 3.

Section 7. No Right to Continued Employment or Service. Nothing contained herein shall be construed to confer on the Participant any right to continue as an employee of, or service provider to, the Company, or to derogate from any right of the Company to, as applicable, retire, request the resignation of or discharge the Participant, or to lay off or require a leave of absence of the Participant, with or without pay, at any time, with or without good cause.

Section 8. Qualifications to Distribution. Anything in this Agreement to the contrary notwithstanding, in no event may Shares represented by Restricted Stock Units be distributed if the Company shall, at any time and in its sole discretion, determine that any of the following conditions have not been satisfied: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed; (b) the completion of any registration or other qualification of the Shares under any state or federal law or other rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) consent or approval of any regulatory body, deemed necessary or desirable in connection with such distribution, (d) the receipt of full payment of any applicable withholding tax in accordance with Section 4. In such event, such distribution shall be held in abeyance and shall not be effective unless and until such condition, listing, registration, qualification or approval shall have been satisfied, effected or obtained free of any conditions not acceptable to the Company; provided that such distribution shall be made at the earliest date at which the Company reasonably determines that the making of such distribution will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 8 if such delay will result in a violation of Code Section 409A.

Section 9. Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

Section 10. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 11. Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Participant and his or her assigns, heirs, executors, administrators and legal representatives.

Section 12. Amendment or Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Participant. The Restricted Stock Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A. However, notwithstanding the foregoing, the Company may, but shall not be required to, amend this Agreement or adopt other policies and procedures, prospectively or retroactively, or take any other actions, without obtaining the consent of the Participant, to the extent necessary or appropriate (as determined by the Company in its sole discretion) to meet the requirements of Code Section 409A and the guidance issued thereunder such that the additional taxes and penalties set forth in Code Section 409A(a)(i)(B) will not apply to transactions contemplated by the this Agreement. The Company shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Company to so comply.

Section 13. Participant Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may, in its reasonable judgment, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 15. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan.

Section 16. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

Section 17. The Plan. The Participant acknowledges having received a copy of the Plan. The Restricted Stock Units herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Section 18. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Section 19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature page follows.]

VROOM, INC.

By:
Patricia Moran, Chief Legal Officer and Secretary

PARTICIPANT

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and accept the Restricted Stock Units subject to all of the terms and provisions thereof.

Participant Name

Date:

Address:

SCHEDULE A

Name of Participant:

Date of Grant:

Number of Restricted Stock Units:

Vesting Commencement Date:

Vesting Terms:

[ ⚫ ]2

[Withholding Tax Election: The Participant has carefully reviewed Section 4 of the Agreement and the Participant hereby represents and warrants that on the date hereof he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, and is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is the Participant’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.]3

[2]	Note to Draft: Confirm applicable vesting conditions.
[3]	Note to Draft: Confirm if applicable.